Exhibit 99.1

For Immediate Release	Contact:	Bob DeFillippo
March 12, 2014		(973) 802-4149

Robert Axel named Controller of Prudential Financial;

Peter Sayre to retire after 30 years of distinguished service

Newark, N.J. – Prudential Financial, Inc. (NYSE:PRU) announced today that Robert Axel has been promoted to senior vice president, controller and principal accounting officer, succeeding Peter Sayre and reporting to Chief Financial Officer Robert Falzon, effective immediately. Sayre will oversee several key projects until he retires from the company, effective October 31, 2014.

“Peter Sayre has served Prudential with distinction over the last 30 years and made numerous valuable contributions to the company, including helping Prudential complete its demutualization and transition to a public company,” said Prudential CFO Rob Falzon. “The company has benefited significantly from Peter’s financial acumen, deep understanding of our businesses and commitment to the development of talent. We wish him well in his future endeavors.

“I am also pleased that Rob Axel will be our next controller. Rob’s appointment is a strong testament to Prudential’s commitment to building a deeply talented finance organization,” Falzon said. “As deputy controller, Rob has played a key leadership role in creating and implementing the highest standards of disclosure for the company’s financial reporting to the SEC and our regulators, developing accounting, capital and risk management frameworks, and serving as executive sponsor for training and development initiatives across Prudential’s finance organization. He is ideally suited for his new role.”

Axel joined Prudential in 2001 as vice president, controller for the company’s general account investment portfolio. He was named deputy controller in 2010 with responsibility for monitoring and implementing new accounting standards and ensuring company-wide compliance with U.S. generally accepted accounting principles (GAAP) and statutory accounting standards. Prior to joining Prudential, Axel was a senior manager at PricewaterhouseCoopers, where he oversaw independent audits of several major real estate and financial services companies. He earned a B.A. in Accounting from Franklin & Marshall College and is a certified public accountant. He is a member of the American Institute of CPAs (AICPA) and New York State Society of CPAs (NYSSCPA) and represents Prudential on the Accounting Committee of the American Council of Life Insurers. He also serves on the AICPA’s Financial Reporting Executive Committee and has served on the Financial Accounting Standard Board’s User Advisory Council.

Prudential Financial, Inc. (NYSE: PRU), a financial services leader with more than $1.1 trillion of assets under management as of December 31, 2013, has operations in the United States, Asia, Europe, and Latin America. Prudential’s diverse and talented employees are committed to helping individual and institutional customers grow and protect their wealth through a variety of products and services, including life insurance, annuities, retirement-related services, mutual funds and investment management. In the U.S., Prudential’s iconic Rock symbol has stood for strength, stability, expertise and innovation for more than a century. For more information, please visit www.news.prudential.com.